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                                                                    EXHIBIT 99.2




                                     CONTACT:
                                     JIM BAUER/ARRIS
                                     (678) 473-2647
                                     jim.bauer@arrisi.com



                           ARRIS SELLS KEPTEL DIVISION
                                 FOR $30 MILLION

DULUTH, GA - April 24, 2002 - ARRIS Group Inc. (NASDAQ:ARRS), a global telecommunications technology leader, announced today that it has entered into a definitive agreement to sell Keptel, a division of Duluth, Georgia based, ARRIS, to an undisclosed buyer. Keptel designs and markets network interface systems and fiber optic cable management products for mainly traditional telco residential and commercial applications. The transaction, which is expected to close by the end of April, is valued at $30 million plus an additional potential earnout for ARRIS over a 24 month period based on sales achievements.

The transaction also includes a distribution agreement whereby ARRIS will continue to distribute Keptel products. ARRIS noted that the Keptel division accounted for approximately $58 million of ARRIS revenues in 2001. However, ARRIS expects the effect of the transaction to be neutral on 2002 cash earnings with a resultant reduction of approximately $12 million of revenue per quarter.

As a result of the transaction, ARRIS will record an unusual charge of $40-50 million, predominately related to the write-off of goodwill. Due to the Company's adoption of FAS 142, a substantial portion of the write-off of goodwill will ultimately be reflected in ARRIS' first quarter 2002 results as a cumulative effect adjustment.

"This transaction allows us to sharpen our focus on our HFC network products and customers while at the same time further improve our balance sheet," said Bob Stanzione, ARRIS President and CEO. "Even after the Keptel transaction we see sequential top line growth opportunities as the need for more bandwidth, more revenue per subscriber and the growing competition in the local access market continues to drive demand for our products. The wide range of ARRIS products that support cable telephony, internet access and HFC network maintenance and growth provides what our customers need to grow their businesses. In addition, recently announced sales of our DOCSIS 1.1 certified products provide a solid foundation for future revenue growth as our customers roll out VoIP and advanced high speed data applications in new markets," concluded Stanzione.

Recent ARRIS announcements have included sales of their DOCSIS 1.1 certified CMTS products to Adelphia Communications, Comcast, France Telecom, Grande and Altrio. In addition, in late March ARRIS received additional DOCSIS 1.1 certification of enhanced software for the Cadant C4 CMTS and the Touchstone Telephony Modem (TTM) making these products the only two products in the


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world to have twice received CableLabs DOCSIS 1.1 certification. These products received initial certification in September and December of last year respectively and again in late March 2002.

ARRIS is a leading provider of innovative broadband local access networks and high-speed data and telephony systems for the delivery of voice, video and data to the home and business. From the network to the subscriber, ARRIS provides complete solutions that add reliability and value. Headquartered in Duluth, Georgia, USA, ARRIS has design, engineering, manufacturing, distribution, and sales office locations throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.

Forward-looking statements:
Certain information and statements contained in this press release, including our outlook for growth, constitute forward-looking statements with respect to the financial condition, results of operations, and business of ARRIS. The Company cautions that any forward-looking statements made are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things,

         - ARRIS is dependent on capital expenditures by cable operators, which, in turn, are dependent on consumer demand, capital markets and industry consolidation among other factors;
         - because the market in which ARRIS operates is dynamic, actions taken and contemplated may not achieve the desired impact relative to changing market conditions and the success of these strategies will be dependent on the effective implementation of those plans while minimizing organizational disruption;
         - the depth of the Company's R&D capabilities is dependent on its ability to fund new technologies and react or anticipate movements in industry standards;

In addition to the factors set forth elsewhere in this release, other factors that could cause results to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the ability of ARRIS to react to changes in general industry and market conditions including regulatory developments; rights to intellectual property, market trends and the adoption of industry standards; and consolidations within the telecommunications industry of both the customer and supplier base. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company's business. Additional information regarding these and other factors can be found in ARRIS' reports filed with the Securities and Exchange Commission. In providing forward-looking statements, the Company is not undertaking any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.

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